Exhibit 10.1

AMENDED AND RESTATED COMPENSATION AGREEMENT

FOR MYRON KUNIN

This Amended and Restated Compensation Agreement (the “Restated Agreement”) is hereby entered into by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Myron Kunin (“Kunin”), this 29th day of June, 2007 (the “Effective Date”).  (The Corporation and Kunin shall be referred to herein together as “the Parties.”)

WHEREAS, the Parties previously entered into a Compensation and Non-Competition Agreement (the “Agreement”), dated May 7, 1997; and

WHEREAS, the Agreement has been amended from time to time, including an amendment entered into by the Parties, dated February 9, 2000, entitled the Second Amendment to the Compensation and Non-Competition Agreement (the “Second Amendment”), which amendment added enhancements to the benefits provided Kunin under the Agreement should the Corporation undergo a Change in Control (as defined in the Second Amendment).  (The Agreement and all amendments thereto shall be referred to herein collectively as the “Agreement.”); and

WHEREAS, the Parties wish to restate the Agreement to set forth its terms in one document and to revise the Agreement in certain respects.

The Parties hereby agree as follows:

1.             Continued Compensation Payments.  The Corporation shall continue to pay Kunin the amount specified under the Agreement, that is, $600,000 per year, increased each year, commencing July 1, 1997, in proportion to any increase in the consumer price index (as defined in the Agreement) from July 1, 1996, to each July 1 thereafter in which payments are made to Kunin under the Agreement.  Such amount shall be paid to Kunin on a monthly basis for his lifetime.  Under no circumstances shall the annual amount payable to Kunin pursuant to this paragraph 1 be decreased in any year.  Notwithstanding the foregoing, if Kunin’s services with the Corporation cease at any time following a Change in Control (as defined in the Second Amendment), whether such cessation is initiated by Kunin or by the Corporation (unless the cessation is by the Corporation for Cause (within the meaning of the Agreement), then in lieu of the monthly payments described above, the Corporation shall pay to Kunin within five (5) days after such cessation of services, a single lump sum payment equal to the then present value of the future monthly payments described above.  The discount rate to be used for this purpose shall be equal to the yield to maturity, at the date of cessation of Kunin’s services, of U.S. Treasury Notes with a maturity date nearest the joint life expectancy (as defined in the Second Amendment) of Kunin and his spouse.

2.             Reimbursement for Expenses in Litigating Agreement.  Should Kunin become a party to any litigation involving the validity or interpretation of this Agreement, or any provisions thereof, at any time during his lifetime, the Corporation shall advance to Kunin the legal expenses incurred by him, including reasonable attorneys fees, in connection with such litigation, and such expenses shall be paid to Kunin as incurred by him in advance of the final disposition of any such proceeding no later than the last day of Kunin’s taxable year following his taxable year in which the expenses were incurred.  Such expenses shall be repaid by Kunin only if he does not prevail in such proceedings.  Kunin shall be deemed to have prevailed in any such proceedings if such proceedings are terminated by settlement.  The amount of the expenses eligible for reimbursement during one taxable year of Kunin shall not affect the expenses eligible for reimbursement in another taxable year.

3.             Non-competition Covenant.  In consideration of the Corporation’s obligations under paragraphs 1 and 2, above,  for the period during which payments are made to Kunin under such paragraphs, Kunin shall be, and shall continue to remain, bound by the non-competition covenant set forth in the Agreement, as amended on November 21, 1997.

4.             Agreement Grandfathered under 409A.  The Parties agree that the service requirement and non-competition covenant set forth in the Agreement has not at any time, and in particular as of December 31, 2004, constituted a substantial risk of forfeiture to Kunin, or a requirement by Kunin to perform further services for the Corporation within the meaning of Section 409A of the Internal Revenue Code (the “Code”).  Accordingly, the obligations of the Corporation under the Agreement (other than under the Second Amendment), as set forth in paragraphs 1 through 3, above, are grandfathered under, and not subject to, Section 409A of the Code.

5.             Change in Control Benefits.  The benefits provided to Kunin under the Second Amendment shall be revised as set forth in this paragraph 5:

In addition to the benefits payable to Kunin under other provisions of this Restated Agreement, in the event a Change in Control of the Corporation occurs at any time prior to Kunin’s death, the Corporation shall provide to Kunin the benefits described in (a), (b), (c), and (d), below:

(a)           In the event that Kunin’s services with the Corporation are discontinued by the Corporation for reasons other than Cause or Kunin ceases his services with the Corporation for Good Reason within two years following a Change in Control, the Corporation shall pay to Kunin an amount equal to three times the annual compensation described in paragraph 1, above, for the 12-month period immediately preceding the Change in Control.  Such amount shall be paid to Kunin in a single sum within thirty (30) days after the date on which the discontinuance or cessation occurs.

(b)           The excess of:  (i) Kunin’s “adjusted annual compensation” multiplied by the joint life expectancy (as defined in the Second Amendment) of Kunin and his spouse, as determined as of the date of the Change in Control, with no discount for present value; over (ii) the present value of the future monthly benefits payable to Kunin pursuant to paragraph (1), above (without regard to the last sentence thereof), as of the date of the Change in Control.  Such amount shall be paid to Kunin in a single sum within thirty (30) days following the date of the Change in Control.  For purposes of this subparagraph (b), Kunin’s “adjusted annual compensation” shall mean the annual amount payable to Kunin pursuant to paragraph 1, above (without regard to the last sentence thereof), as of the date of the Change in Control, increased by four percent (4%) for each year in the joint life expectancy.

(c)           200,000 shares of the Corporation’s common stock free of any restrictions on exercisability (except as may be imposed by law), deliverable to Kunin upon the Change in Control.  Any such shares awarded under this subparagraph 5(c) shall be subject to automatic adjustment by the appropriate Board committee or its delegate to reflect any Corporation share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Corporation since the date hereof.

(d)           An amount equal to any excise tax imposed on Kunin by Section 4999 of the Code and by any comparable and applicable state law (collectively, “Excise Taxes”), as a result of the payments and stock grant provided under subparagraphs (a), (b) and (c) of this paragraph 5, and as a result of any accelerated vesting of Kunin’s options to acquire shares of the Corporation, and shall further pay to Kunin on a “grossed-up” basis all additional federal and state income taxes and Excise Taxes payable by Kunin as a result of the payments provided in this subparagraph 5(d), so that the net after-tax amount received by Kunin pursuant to this paragraph 5 is equal to the amount that Kunin would have received if no Excise Taxes had been imposed on income received by or imputed to him by reason of the payments or stock grant pursuant to this paragraph 5 or by reason of accelerated vesting of Kunin’s options.  All amounts payable to Kunin pursuant to this subparagraph 5(d) shall be paid by the end of his taxable year next following his taxable year in which the related taxes are remitted to the taxing authority.

6.             Definitions.  For purposes of paragraph 5 of this Restated Agreement, the following terms when capitalized shall have the meanings set forth below:

(a)           “Cause” shall mean:  (i) (A) a felony conviction under any Federal or state statute which is materially detrimental to the financial interests of the Corporation, or (ii) willful non-performance by Kunin of his material duties other than by reason of his physical or mental incapacity after reasonable written notice to Kunin and reasonable opportunity (not less than thirty (30) days) to cease such non-performance; or (ii) Kunin willfully engaging in fraud or gross misconduct which is materially detrimental to the financial interests of the Corporation.

(b)           A “Change in Control” shall be deemed to have occurred at such time as any of the following events occur:  (i) any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of the common stock of the Corporation, or (ii) approval by the stockholders of the Corporation of (A) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of stock of the Corporation would be converted into cash, securities or other property, or (B) any consolidation or merger in which the Corporation is the continuing or surviving corporation but in which the common stockholders of the Corporation immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation, or (C) any sale, lease, exchange or other transfer of all or substantially all the assets of the Corporation, or (iii) individuals who constitute the Corporation’s Board of Directors on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Corporation in which such person is named as nominee for director) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

(c)           “Good Reason” shall mean shall mean the occurrence, without the express written consent of Kunin, of any of the following: (i) any adverse alteration in the nature of Kunin’s reporting responsibilities, titles, or offices, or any removal of Kunin from, or any failure to reelect Kunin to, any such positions, except in connection with a cessation of Kunin’s services for Cause, permanent disability, or as a result of Kunin’s death or a cessation of services by Kunin other than for Good Reason; (ii) a reduction by the Corporation in Kunin’s compensation as then in effect; (iii) failure by the Corporation to continue in effect (without substitution of a substantially equivalent plan or a plan of substantially equivalent value) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which Kunin is then participating; (iv) any material breach by the Corporation of any provisions of this Restated Agreement; (v) the requirement by the Corporation that Kunin’s principal place of rendering services to the Corporation be relocated outside of a thirty (30) mile radius from its existing location; or (vi) the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation’s obligations under this Restated Agreement; provided that Kunin notifies the Corporation of such condition set forth in clause (i), (ii), (iii), (iv), (v) or (vi) within 90 days of its initial existence and the Corporation fails to remedy such condition within thirty (30) days of receiving such notice.

7.             Six-Month Delay.  Notwithstanding anything in this Restated Agreement to the contrary, should any payment under this Restated Agreement be considered “deferred compensation” payable to a “specified employee” due to his “separation from service,” with the Corporation, as those terms are defined in Section 409A of the Code, then distribution of that payment will not be made until six (6) months following the separation.

8.             Successors and Assigns.  This Restated Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns.  As used in this Restated Agreement, the term “successors” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all the assets or business or capital stock of the Corporation.

9.             Agreement Superseded.  Except as specifically set forth herein, this Restated Agreement shall replace and supersede the terms of the Agreement in all respects.

IN WITNESS WHEREOF, the Parties hereto have executed this Restated Agreement as of the day and year first above written.

REGIS CORPORATION

By:	/s/ Paul D. Finkelstein
Its President

/s/ Myron Kunin
Myron Kunin